SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2007

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

101 Hudson Street Jersey City, New Jersey (Address of principal executive offices)	07302 (Zip code)

Registrant’s telephone number, including area code: (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2007, Tribeca Lending Corp. (“Tribeca”), a wholly-owned subsidiary of Franklin Credit Management Corporation (the “Company”), closed its acquisition from The New York Mortgage Company, LLC (“NYMC”) of certain assets of NYMC used in connection with NYMC’s wholesale mortgage loan origination business (the “Business”), pursuant to an Asset Purchase and Sale Agreement with NYMC, dated as of February 14, 2007 (the “APA”). The Company had reported entry into the APA in a Current Report on Form 8-K filed on February 15, 2007. In connection with closing of the acquisition, the Company entered into the following agreements, among others.

Assumption of Lease.

Effective February 22, 2007, Tribeca assumed NYMC’s lease for the space in Bridgewater, New Jersey used in the Business (the “Lease”). The Lease relates to approximately 14,070 rentable square feet of office space leased from First States Investors 5200 LLC (the “Landlord”) at 1125 Route 22 West, Bridgewater, New Jersey (the “Property”). The initial term of the lease expires on January 31, 2011, subject to a five (5) year tenant renewal option which must be exercised prior to August 4, 2010. Under the Lease, the Landlord retained the right to relocate the tenant to comparable space in another unidentified building owned by Landlord in the event that another tenant demands such relocation in connection with such other tenant's enforcement of the exclusive use provisions of such other tenant's lease. If there is no other available space owned by Landlord within a five (5) mile radius of the Property, tenant and Landlord each may terminate the Lease.

The Lease provides for base rent of approximately $20,621 per month which increases in increments to a base rent of approximately $21,996 per month in the last year of the Lease term. The base rent for the renewal term is 95% of Landlord's then current market rental rate. In addition to the base rent, tenant is responsible for paying Landlord on account of each calendar year during the lease term, 14.7147% of the difference between (x) the Operating Expenses (as hereinafter defined) for such calendar year minus (y) the Operating Expenses for calendar year 2005. The term “Operating Expenses” is defined in the Lease to include all of Landlord's expenses and real estate taxes incurred in operating and maintaining the Property. The Company will guarantee Tribeca’s obligations under the Lease and NYMC will be released from any further obligation under the lease.

Employment Agreement with Richard W. Payne III

On February 22, 2007, Franklin Credit Management Corporation (the “Company”) entered into an employment agreement, effective as of February 22, 2007, between the Company and Richard W. Payne III.

Under the employment agreement, Mr. Payne will serve as President of Tribeca.

Mr. Payne will be entitled to a base salary of $300,000, subject to adjustment by the Board of Directors. Mr. Payne will be entitled to participate in a bonus pool based on the performance of Tribeca and the loans it originates, which will be determined and paid in respect of each year on or before May 1st of the following year. Mr. Payne will also receive a car allowance of $400 per month.

Mr. Payne’s employment term runs for two years from the effective date of the employment agreement, or until its earlier termination by the Company or Mr. Payne. Pursuant to the employment agreement, the Company may terminate Mr. Payne's employment with or without cause (as defined in the employment agreement) and Mr. Payne may terminate it with or without good reason (as defined in the employment agreement).

In the event:

•	Mr. Payne is terminated by the Company without cause,
•	Mr. Payne terminates his employment for good reason,
•	Mr. Payne’s employment terminates as a result of his death or disability (as defined in the employment agreement)

Mr. Payne will be entitled to severance, including a lump sum payment in an amount equal to six months’ salary at the rate in effect immediately prior to such termination a bonus in respect of any completed year prior to termination as to which such bonuses have not been paid and a prorated bonus in respect of the year of termination.

Under the employment agreement, Mr. Payne is subject to covenants not engage in certain competitive activities during his term of employment and for six months thereafter, and not to solicit employees or certain business relations of the Company during the term of his employment and for nine months thereafter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 23, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            FRANKLIN CREDIT MANAGEMENT CORPORATION

            By: /s/ A. Gordon Jardin
           Name: A. Gordon Jardin
           Title:   Chief Executive Officer

Date: February 23, 2007